November 3, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Strong Performance, Steady Partnership

On October 29th, the Federal Home Loan Bank of New York announced its third quarter results. Your cooperative continued to perform well in the quarter, with net income of $85.6 million, and we have performed well throughout the year, with $237.9 million in net income for the first nine months of 2014. Our results for both the quarter and the year thus far are increases from the same periods in 2013, and our performance continues to position us as a reliable partner for our members. This reliability is reflected in our advances, which stood at $99.5 billion at the end of the third quarter – an increase of $2.7 billion from the second quarter of 2014, and of more than $10 billion from the third quarter of 2013. Our members continue to make the vital loans that communities need to grow, and we remain right there with you, providing the steady funding to meet your customers’ needs.

Board Elections Are Underway

Our Board of Directors is a key component of our success. That is why it is important that all of our members participate in our Board elections. On October 24th, ballot packages were distributed to all eligible members. Our New Jersey members will have the opportunity to vote to fill two open Member Director seats, and our New York members will have the opportunity to vote to fill one open Member Director seat. There are no Member Director elections in the Caribbean region this year. However, all members will be able to vote to fill two open Independent Director seats. All ballots must be received at the Bank by no later than 5:00 p.m. on Monday, November 24th. Your vote is very important. Our Board provides invaluable guidance, and our Directors offer insight into the needs of both our membership and our region. And as your partner, our focus is on continuing to meet those needs.

In Washington

FHFA Grants Extension on Membership NPR

As I noted last month, the Federal Housing Finance Agency’s (“FHFA”) Notice of Proposed Rulemaking (“NPR”) on Federal Home Loan Bank membership could create a potential barrier to the advances and liquidity resources that each Federal Home Loan Bank provides to its members. Clearly, this is an opinion shared by many – the FHFA has already received 138 comment letters in response to the September 12th NPR, many of which requested an extension in order to provide as much time as possible to review and assess all the implications of this issue. I would especially like to thank the New York Bankers Association, the New Jersey Bankers Association, IBANYS, the Puerto Rico Bankers Association, the New Jersey Credit Union League and the Credit Union Association of New York for their letters requesting this extension. These letters have made an impact: on October 6th, the FHFA announced that it would extend the comment period on the NPR from November 12, 2014, through January 12, 2015.

When we have completed our analysis of the NPR, we will communicate our findings to our membership and encourage you to submit a comment letter. Please be on the lookout for further communications on this matter. It is important that we all work together to ensure that the Federal Home Loan Bank System remains a reliable and stable source of liquidity for our nation’s local lenders.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.